This Exhibit contains confidential information which has been omitted and filed separately with the Security and Exchange Commission pursuant to a confidential treatment request under rule 24b-2 of the Securities and Exchange Act of 1934. The confidential information has been replaced with asterisks.


                      AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                   BY AND BETWEEN

                              CRAGAR INDUSTRIES, INC.

                                        AND

                                 WELD RACING, INC.







                                 SEPTEMBER 30, 1999

                                 TABLE OF CONTENTS


DESCRIPTION                                                               PAGE
-----------                                                               ----
ARTICLE 1 OVERVIEW . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
ARTICLE 2 THE TRANSACTION. . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.1  Acquired Assets. . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2  Assets Not Being Acquired. . . . . . . . . . . . . . . . . . . . .4
     2.3  Leased Tools . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.4  Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . .5
     2.5  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.6  Payment of Purchase Price. . . . . . . . . . . . . . . . . . . . .5
     2.7  Determination of Fair Market Value . . . . . . . . . . . . . . . .5
     2.8  License Agreement. . . . . . . . . . . . . . . . . . . . . . . . .6
     2.9  Left Intentionally Blank . . . . . . . . . . . . . . . . . . . . .6
     2.10 Collection of Accounts Receivable. . . . . . . . . . . . . . . . .6
     2.11 Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     2.12 Allocation of Purchase Price . . . . . . . . . . . . . . . . . . .6
     2.13 Transfer Fees and Taxes; Prorations. . . . . . . . . . . . . . . .7
     2.14 Relocation of Assets . . . . . . . . . . . . . . . . . . . . . . .7
     2.15 Warranty Claims. . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.16 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     2.17 Returned Goods . . . . . . . . . . . . . . . . . . . . . . . . . .8
ARTICLE 3 CONDUCT PENDING THE CLOSING. . . . . . . . . . . . . . . . . . . .8
     3.1  Operation of Business in Ordinary Course . . . . . . . . . . . . .8
     3.2  No Negotiations. . . . . . . . . . . . . . . . . . . . . . . . . .9
     3.3  Public Announcements . . . . . . . . . . . . . . . . . . . . . . .8
     3.4  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .8
     3.5  Access to Information. . . . . . . . . . . . . . . . . . . . . . .9
     [3.6 HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
ARTICLE 4 THE PARTIES' OBLIGATIONS AT THE CLOSING. . . . . . . . . . . . . .9
     4.1  The Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.2  Seller's Obligations . . . . . . . . . . . . . . . . . . . . . . .9
     4.3  Buyer's Obligations. . . . . . . . . . . . . . . . . . . . . . . 10
ARTICLE 5 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION. . . . . . . . . 10
     5.1  Representations Relating to the Business . . . . . . . . . . . . 10
     5.2  Representations of Buyer . . . . . . . . . . . . . . . . . . . . 10
     5.3  Nature and Survival of Representations and Warranties. . . . . . 11
     5.4  Indemnification by Seller. . . . . . . . . . . . . . . . . . . . 11
     5.5  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . 11
     5.6  Limits on Indemnification. . . . . . . . . . . . . . . . . . . . 11
     5.7  Procedure for Indemnification. . . . . . . . . . . . . . . . . . 11
ARTICLE 6 ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . 11
     6.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     6.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . 12
     6.3  Transaction Expenses . . . . . . . . . . . . . . . . . . . . . . 12
     6.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     6.5  Governing Law and Attorneys' Fees. . . . . . . . . . . . . . . . 13
     6.6  Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     6.7  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     6.8  Intent to be Binding . . . . . . . . . . . . . . . . . . . . . . 13
     6.9  Waiver of Provisions . . . . . . . . . . . . . . . . . . . . . . 14

Schedule 1     Inventory - as of February 19, 1999
Schedule 2     Inventory - supplemental list
Schedule 3     Equipment - as of February 19, 1999
Schedule 4     Equipment - supplemental list
Schedule 5     Customer Orders
Schedule 6     Vendor Orders
Schedule 7     Tools


Exhibit A      Definitions
Exhibit B      Representations and Warranties of Seller
Exhibit C      Representations and Warranties of Buyer
Exhibit D      Procedure for Indemnification
Exhibit E      Form of Bill of Sale and Assumption
Exhibit F      Assumption of Contracts

                       AGREEMENT OF PURCHASE AND SALE OF ASSETS


     This Agreement is made as of September 30, 1999, by and between Weld Racing, Inc., a Missouri corporation (the "BUYER"), and Cragar Industries, Inc., a Delaware corporation (the "SELLER").

                                   ARTICLE 1
                                   OVERVIEW

     1.1 Seller engages in the business of, among others, manufacturing and selling racing, automobile, motorcycle and light truck wheels with non-cast wrought aluminum alloy outer rims and related accessories (the "WROUGHT WHEEL BUSINESS").

     1.2 Buyer and Seller are parties to a letter agreement dated August 26, 1999, which contemplates the acquisition by Buyer of selected assets of Seller's business.

     1.3 This Agreement supersedes the letter agreement and sets forth the respective obligations of the parties relating to the sale of the Business.

     1.4 For purposes of this Agreement, certain capitalized terms have the meanings ascribed to them in EXHIBIT A. Other terms are defined in the body of this Agreement.

                                     ARTICLE 2
                                  THE TRANSACTION

     2.1 ACQUIRED ASSETS. Seller agrees to sell and deliver to Buyer the following assets of the Wrought Wheel Business (the "ACQUIRED ASSETS"):

          (a) INVENTORY. All selected inventories of supplies, raw materials, purchased parts and components, work-in-process and finished goods of Seller related to the Wrought Wheel Business, including, but not limited to, all such items at Seller's facility or ordered but not yet received by Seller as of the Closing Date (collectively, "INVENTORY"). A list of the Inventory to be purchased, which was generated by the computer records of the Seller, but has not been verified by a physical count is on SCHEDULE 1;

          (b) EQUIPMENT. All selected machinery, equipment, perishable tools, fixtures, chucks, shop tools, furniture, test benches, harnesses, hardware, spare parts, and other tangible personal property owned by or in the possession of Seller and related to the Wrought Wheel Business, whether or not located at the Seller's facility or in the custody of any of Seller's suppliers (collectively, the "EQUIPMENT"). A list of certain Equipment appraised as of February 19, 1999 is listed on SCHEDULE 2, and a supplemental list of all other Equipment to be purchased is attached as SCHEDULE 3;

          (c) CUSTOMER ORDERS. All of Seller's rights under each uncompleted customer order related to the Wrought Wheel Business as of the Closing Date (collectively, the "CUSTOMER ORDERS"). A list of Customer Orders to be purchased is attached as SCHEDULE 4;

          (d) VENDOR ORDERS. All of Seller's rights under each uncompleted vendor order related to the Wrought Wheel Business (collectively, the "VENDOR ORDERS"). A list of Vendor Order to be purchased is attached as SCHEDULE 5; and

          (e) WARRANTY RIGHTS. All rights of Seller under express or implied warranties from the suppliers of Seller with respect to any of the Acquired Assets to the extent such rights may be assigned to Buyer; and

          (f) INFORMATION. All operational information, together with originals or copies of all books, records and accounts, correspondence, records, customer lists, marketing information and any other information which has been reduced to writing relating to or arising out of the Wrought Wheel Business.

     2.2 ASSETS NOT BEING ACQUIRED. The following assets are expressly excluded from the assets to be delivered to Buyer (the "EXCLUDED ASSETS"):

          (a) the minute books, corporate tax returns, and other documents relating to the organizational existence of Seller as a corporation;

          (b)  any cash, loans and marketable securities of Seller;

          (c) any of Seller's assets or properties unrelated to the Wrought Wheel Business including, without limitations, the Seller's business relating to the manufacture, assembly, and marketing of automobile wheels made with steel outer rims, wire wheels, composite wheels, cast aluminum outer rims, and one-piece cast aluminum wheels and related accessories.

          (d) any tax refunds paid or payable to Seller with respect to periods prior to the Closing;

          (e) all customer and vendor orders which Buyer elects not to acquire and are not listed on SCHEDULE 4 or SCHEDULE 5; and

          (f)  all deposits.

          (g) all other assets not listed on Schedules 1 through 5 attached herein.

     2.3 LEASED TOOLS. Buyer hereby agrees to lease from Seller all selected tooling and dies used for manufacture and assembly of Wrought Wheels ("TOOLS"). A list of Tools to be leased is attached as SCHEDULE 6. Buyer shall maintain the Tools in good working condition and upon request shall return the Tools to Seller in similar, usable condition as provided to Buyer except for normal use, wear and tear. The lease payment for the Tools shall be [*] per annum, payable by Buyer on September 30, 1999 and again on each subsequent year that the lease of the Tools remains in effect. Seller shall have the right to terminate this Lease of the Tools at any time if (i) Buyer is in breach of the License Agreement, or (ii) Buyer fails to maintain the Tools in good working condition. Buyer hereby agrees to indemnify Seller for any and all costs incurred by Seller if Seller is required to repair the Tools upon termination of the lease of the Tools. This lease shall expire upon expiration of the License Agreement.

     2.4 ASSUMED LIABILITIES. Except as provided in SECTION 2.15 and 2.16, and except for the Customer Orders and Vendor Orders acquired by Buyer, Buyer will not assume any liabilities of Seller. Seller and Buyer will mutually cooperate in order to consummate assignment of the Customer Orders and Vendor Orders to Buyer, and Buyer will assume all liabilities and obligations under the Customer Orders and Vendor Orders which relate to events occurring after the Closing date.

     2.5 PURCHASE PRICE. In addition to the payments to be made by Buyer under the License Agreement and the lease of the Tools, Buyer will pay to Seller the sum of the following amounts ("PURCHASE PRICE"):

          (a) an amount equal to [*] of Seller's standard cost of the Inventory listed on SCHEDULE 1;

          (b) an amount equal to the Fair Market Value (as determined in SECTION 2.7) for the Equipment listed on SCHEDULE 2; and

          (c) an amount equal to the Fair Market Value (as determined in SECTION 2.7) for the Equipment listed on SCHEDULE 3.

     2.6 PAYMENT OF PURCHASE PRICE. Buyer will pay the Purchase Price, in immediately available funds, as follows:

          (a) Buyer shall pay for the Inventory with a Promissory Note with terms of 1/3 net 120 days, 1/3 net 150 days, and 1/3 net 180 days from the Closing date with the third payment used to make up any difference between the physical inventory and the computer generated inventory records;

          (b) As of and following the Closing date, Buyer shall pay for the Equipment as it is removed from Seller's facility;

          (c) Buyer shall make the initial lease payment for the Tools at the Closing.

[*] Redacted Information

     2.7  DETERMINATION OF FAIR MARKET VALUE.

          (a) The "Fair Market Value" for the Equipment listed on SCHEDULE 2 shall be determined in accordance with the latest independent fair market appraisal done for Nations Credit Commercial Funding on February 19, 1999. Alternatively, Buyer may engage at its sole expense an independent appraiser.

          (b) The "Fair Market Value" for the Equipment listed on SCHEDULE 3 shall be replacement cost minus wear and tear. Alternatively, Buyer may engage at its sole expense an independent appraiser.

     2.8 LICENSE AGREEMENT. Buyer and Seller further agree that as of the Closing date, Buyer will enter into a License Agreement with Seller for use of the "Cragar" name and other intangible assets.

     2.9  Intentionally Left Blank

     2.10 COLLECTION OF ACCOUNTS RECEIVABLE.

          (a) Seller will retain the title to all accounts and notes receivable of Seller related to the Wrought Wheel Business as of the Closing Date (the "RETAINED ACCOUNTS"). If any customer makes any payments to Buyer for the Retained Accounts, then Buyer will immediately advance such funds to Seller. Seller will provide to Buyer on a weekly basis a listing of those Retained Accounts which have past due amounts owing to the Seller. Buyer agrees it will not ship additional product to those listed customer accounts without prior written permission of the Seller.

          (b) Buyer will be entitled to all accounts and notes receivable related to the Wrought Wheel Business which relate to periods following the Closing Date (the "POST-CLOSING ACCOUNTS"). If any customer issues to Seller a credit or takes a credit upon payment on Retained Accounts which should be applied to the Post-Closing Accounts, then Buyer will immediately reimburse such funds to Seller. If any customer makes any payments to Seller for the Post-Closing Accounts, then Seller will immediately advance such funds to Buyer.

     2.11 EMPLOYEES. Seller will be responsible for any severance and/or other payments, including accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites, incurred in connection with the termination of any of its employees. Seller will cooperate with Buyer and make reasonable effort to make available to Buyer the non-exclusive services of Michael Hartzmark, Michael Miller, (collectively, the "TRANSITION EMPLOYEES"). Seller agrees to pay the salary and benefits for the Transition Employees for a period of up to 90 days following the Closing; PROVIDED, HOWEVER, that Buyer will pay for all relocation and travel costs incurred by the Transition Employees. Seller agrees to provide the consulting services of Tony Cortes, to Buyer at its facilities in Kansas City for a period up to ten business days that need not be concurrent. Buyer agrees to pay for all related travel expenses during this consulting period. If additional consulting services are required, Buyer will pay for them at a daily per diem rate of [*] plus related travel expenses. Notwithstanding the foregoing, Seller shall not be liable to Buyer if any of the Transition Employees or Tony Cortes refuse at any time to work for Buyer or are otherwise unavailable.

     2.12 ALLOCATION OF PURCHASE PRICE. Promptly following the Closing, Buyer and Seller will mutually determine the manner in which the Purchase Price will be allocated among the Acquired Assets, and Seller and Buyer agree to report the allocation on Internal Revenue Service Form 8594, Asset Acquisition Statement, which they will file with their respective federal income tax returns for the tax year that includes the Closing date.

     2.13 TRANSFER FEES AND TAXES; PRORATIONS. Buyer will pay all transfer and assumption fees and expenses and sales and use taxes arising out of the transfer of the Acquired Assets. Seller will pay its portion, prorated as of the Closing date, of state and local real and personal property taxes relating to the Acquired Assets. Seller will also be responsible for any Tax in respect of the Business or the Acquired Assets related to any period prior to the Closing date.

     2.14 RELOCATION OF ASSETS. All Acquired Assets which are at Seller's facility (if Buyer does not assume or renegotiate the facility lease), will be relocated at Buyer's expense as soon as is reasonably practical after the Closing Date. Buyer and its agents will be given complete and unrestricted access to and use of such facilities and premises for that purpose. Buyer may occupy and use the leased facility (if Buyer does not assume or renegotiate the facility lease) for up to six months following the Closing Date or until Seller rejects the Lease or Seller's plan of sublease, whichever occurs first. Thereafter, if Buyer wishes to continue to use any of such facilities, Buyer will be responsible for making arrangements therefor with the owner(s) of such facilities. For its use of such facilities, Buyer will pay rent to Seller equal to the monthly rent payable by Seller to the owner of such facilities, except that the first month of Buyer's use of the leased facility will be rent free. Buyer shall bear the costs of utility services incurred at facilities during its occupancy of such facilities. Buyer shall repair or cause to be repaired, at its expense, all damage caused by its agents in removing such assets.

     2.15 WARRANTY CLAIMS. Buyer will be responsible for all product warranty returns for all products manufactured or sold by Buyer after the Closing Date. Buyer will be responsible for replacing or repairing all defective Wrought Wheel Business products manufactured by Seller before the Closing Date or by Buyer after the Closing Date within the limitations of Seller's normal business practices for such Products or within reasonably prudent business practices for the maintenance of good customer relations; PROVIDED, HOWEVER, that, for the first 12 months following the Closing Date, Buyer shall not be required to pay more than [*] for warranty claims which relate to products manufactured by Seller prior to the Closing Date. Buyer can offset all non-disputed warranty claims actually paid or credited above $30,000 against the royalty payments.

[*] Redacted Information

     2.16 INSURANCE. Seller will continue its product liability insurance in order to cover liability issues that take place prior to the Closing Date. Following two years after the Closing Date, Seller may, at its sole election, choose to self-insure and not purchase any additional product insurance coverage. Seller will pay to Buyer the incremental insurance cost in excess of [*] per year for Buyer accepting the responsibility for all product liability for Seller's Wrought Wheels manufactured prior to the Closing Date.
 Buyer will be responsible for showing Seller documentation relating to such incremental costs, and Seller may, at its discretion, obtain a independent quotation which, if lower, will be the maximum that Seller will be required to pay under this SECTION 2.16.

     2.17 RETURNED GOODS. Buyer will be responsible for accepting and issuing credit, without offset to Seller, for all non-defective returned Wrought Wheel Business products sold by Seller before the Closing Date within the limitations of Seller's normal business practices for such Products or within reasonably prudent business practices for the maintenance of good customer relations.

                                     ARTICLE 3
                           CONDUCT PENDING THE CLOSING

     3.1 OPERATION OF BUSINESS IN ORDINARY COURSE. Prior to the Closing, Seller will conduct its Wrought Wheel Business and affairs only in the ordinary course and consistent with its prior practice including, but not limited to:

          (a) using its reasonable best efforts to maintain its business and employees, sales representatives, customers, assets, suppliers, licenses and operations in accordance with past custom and practice;

          (b) not entering into any transaction related to the Wrought Wheel Business other than in the ordinary course of business, or any transaction with affiliated persons or entities; and

          (c) not (i) incurring any debt other than in the ordinary course of business and in amounts consistent with past practices; (ii) making any loans; or (iii) increasing the compensation, incentive arrangements or other benefits of any employee other than in the ordinary course of business consistent with past practices.

Seller shall notify Buyer of any material adverse change in the ordinary course of Seller's business, of any governmental or third party complaints, investigations, or hearings (or communications indicating that any may be contemplated), or of any breach by Seller of any agreement, representation or warranty hereunder.

     3.2 NO NEGOTIATIONS. Neither Seller nor any of its Representatives will, directly or indirectly, solicit or participate in any negotiations regarding any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any material transaction, business combination, or sale of the Wrought Wheel

[*] Redacted Information

Business or the Acquired Assets (other than the sale of assets in the ordinary course). Seller will promptly notify Buyer if any person contacts Seller or inquires about any such proposal or offer.

     3.3 PUBLIC ANNOUNCEMENTS. The parties will not issue any press release or public announcement, including announcements to employees or customers, with respect to this Agreement without the prior written consent (which consent will not be withheld unreasonably) of Buyer or Seller, as the case may be.

     3.4 CONFIDENTIALITY. All information concerning a party provided to the other party, other than publicly available information, will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with the transaction contemplated by this Agreement. If this Agreement is terminated, all documents or other media containing such information will be returned to the appropriate party. Subject to the limitations above, nothing herein precludes a party from developing or offering products or services competitive with those of the other party. The parties may disclose information to their Representatives so long as they agree to keep such information confidential.

     3.5  ACCESS TO INFORMATION.

          (a) Buyer and its Representatives will have the opportunity to make a complete due diligence review of the books, records, business, and affairs of Seller, including, the Acquired Assets and the leased premises.
To facilitate the due diligence review, Seller will provide to Buyer and its Representatives complete access to all of Seller's records and documents, will provide Buyer with personal, bank, and professional references, and will make available for consultation customers, employees, suppliers, and distribution channels.

          (b) Seller and its Representatives will have the opportunity to make a complete due diligence review of the books, records, business, and affairs of Buyer. To facilitate the due diligence review, Buyer will provide to Seller and its Representatives complete access to all of Buyer's records and documents, will provide Seller with personal, bank, and professional references, and will make available for consultation customers, employees, suppliers, and distribution channels.

[3.6 HSR ACT. To the extent required by law, Seller and Buyer shall each file with the FTC and the DOJ any notifications required to be filed by their respective "ultimate parent entities" under the HSR Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective HSR Act filings and the filing fees to be paid in connection with the HSR Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.]

                                   ARTICLE 4
                   THE PARTIES' OBLIGATIONS AT THE CLOSING

     4.1 THE CLOSING. The closing ("CLOSING") of these transactions will be held on September ___, 1999 at a time and place as the parties mutually agree.

     4.2 SELLER'S OBLIGATIONS. At the Closing, Seller will deliver the following:

          (a) physical possession, as possible, of the Acquired Assets in accordance with SECTION 2.1;

          (b) releases of all liens, encumbrances and security interests in respect of the Acquired Assets and evidences of all payoffs;

          (c)  all needed third-party consents;

          (d)  the License Agreement referred to in SECTION 2.8;

          (e) an executed Bill of Sale, attached as EXHIBIT E, which conveys to Buyer legal title to all of the Acquired Assets;

          (f) certified resolutions of the Seller's Board of Directors and shareholders approving this Agreement; and

          (g) certificates from the state taxing authorities as evidence that all sales and use tax liabilities of Seller accruing before the Closing date have been fully satisfied.

     4.3 BUYER'S OBLIGATIONS. At the Closing, Buyer will deliver the following:

          (a)  Payment of the Purchase Price in accordance with SECTION 2.6;

          (b) certified resolutions of the Board of Directors of Buyer necessary to approve this Agreement;

          (c)  all needed third-party consents;

          (d)  the License Agreement referred to in SECTION 2.8; and

          (e) the Assumption of Contracts attached as EXHIBIT F, which conveys to Buyer the Customer Orders and Vendor Orders.


                                  ARTICLE 5
               REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

     5.1 REPRESENTATIONS RELATING TO THE BUSINESS. Concurrently with the signing of this Agreement, Seller has prepared a Disclosure Letter which discloses certain information to Buyer. Seller acknowledges that Buyer is relying on the accuracy of the representations and warranties contained in EXHIBIT B. Accordingly, Seller warrants to Buyer that, except for those matters which have been disclosed to Buyer in the Disclosure Letter, each of the representations and warranties contained in EXHIBIT B are true and correct (in all material respects) on the date of this Agreement, and will again be true and correct (in all material respects) on the Closing date.

     5.2 REPRESENTATIONS OF BUYER. Buyer acknowledges that Seller is relying on the accuracy of the representations and warranties contained in EXHIBIT C. Accordingly, Buyer warrants to Seller that each of the representations and warranties contained in EXHIBIT C are true and correct (in all material respects) on the date of this Agreement, and will again be true and correct (in all material respects) on the Closing date.

     5.3 NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each statement and agreement made by any of the parties in this Agreement or in any document or other instrument delivered by or on behalf any of the parties pursuant to this Agreement will survive for a period of one (1) year following the Closing of this Agreement.

     5.4 INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold Buyer harmless from and against any Loss incurred by Buyer in connection with or alleged to result from the following:

          (a) a breach by Seller of any representation or warranty made pursuant to SECTION 5.1 above or otherwise in this Agreement;

          (b) a breach by Seller of any of its other obligations or covenants contained in this Agreement;

          (c) any liability or obligation of Seller which arose prior to the Closing Date.

     5.5 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify, defend and hold Seller harmless from and against any Loss incurred by Seller in connection with or alleged to result from the following:

          (a) a breach by Buyer of any representation or warranty made pursuant to SECTION 5.2 above or otherwise in this Agreement;

          (b) a breach by Buyer of any of its obligations or covenants contained in this Agreement;

          (c) Buyer's failure to discharge the Customer Orders and Vendor Orders following the Closing date; and

          (d) any liability arising from the actions of the Transition Employees while under the supervision or control of Buyer.

     5.6 LIMITS ON INDEMNIFICATION. In order to limit certain transaction expenses, the parties acknowledge and agree that neither party may seek indemnification under this ARTICLE 5 unless the aggregate claims exceed $10,000.

     5.7 PROCEDURE FOR INDEMNIFICATION. The party that is entitled to be indemnified hereunder shall follow the procedures set forth in EXHIBIT D.


                                  ARTICLE 6
                            ADDITIONAL AGREEMENTS

     6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual written consent of Buyer and Seller;

          (b) by either Buyer or Seller if the other party breaches any of its material representations, warranties, or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within five
(5) business days after notice; or

          (c) by either Buyer or Seller if the Closing does not occur on or before ________, 1999 (except that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to the non-occurrence of the Closing is primarily attributable to that party or to any affiliated party).

     6.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided above, this Agreement will become void and none of the parties or their Representatives will have any further liability or obligation except as set forth in SECTION 3.5 of this Agreement, and except for liability arising from a breach of this Agreement.

     6.3 TRANSACTION EXPENSES. Except as expressly provided herein, each party shall bear its own expenses, including without limitation, all fees of counsel, consultants, and accountants incident to this Agreement.

     6.4 NOTICES. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or (iii) when actually received by the addressee, in each case to the following:

          If to Seller:            Cragar Industries, Inc.
                                   4636 North 43rd Avenue
                                   Phoenix, Arizona 85031
                                   Phone: (623) 247-1300, ex. 508
                                   FAX: (623) 846-0684
                                   Attn:  Michael Hartzmark

          With a copy to:          Snell & Wilmer L.L.P.
                                   One Arizona Center
                                   Phoenix, Arizona 85004-0001
                                   Phone: (602) 382-6363
                                   FAX:  (602) 382-6070
                                   Attn:  Richard Stagg, Esq.

          If to Buyer:             Weld Racing, Inc.
                                   933 Mulberry Street
                                   Kansas City, Missouri  64101
                                   Phone: (816) 421-8040
                                   FAX:  (816) 235-7452
                                   Attn:  Greg Weld

          With a copy to:          Bryan Cave L.L.P.
                                   7500 College Boulevard, Suite 1100
                                   Overland Park, Kansas  66210-4035
                                   Phone: (913) 338-7701
                                   FAX:  (913) 338-7777
                                   Attn: Tom VanDyke

     6.5 GOVERNING LAW AND ATTORNEYS' FEES. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, each party will pay their own attorneys' fees, accounting fees, and other costs incurred in that action or proceeding.

     6.6 ARBITRATION. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by each party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement. Nothing herein shall preclude the Seller or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with the non-compete agreement.

     6.7 ASSIGNMENT. This Agreement will not be assigned by operation of law or otherwise, except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Seller may be merged or consolidated or to which Seller transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Seller hereunder. This Agreement allows Buyer to assign all of its rights to its primary lender, subject to the terms and conditions set forth in this Agreement and the Exclusive Field of Use License Agreement dated September 30, 1999.

     6.8 INTENT TO BE BINDING. The Schedules and Exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement may not be amended except by an instrument in writing approved by Buyer and Seller. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

     6.9 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     Buyer and Seller have executed this Agreement on the date first written above. By signing below, each individual represents that he or she is a duly elected officer of the company and is authorized to sign in that capacity.

                                       CRAGAR INDUSTRIES, INC., a
                                       Delaware corporation


                                       By:________________________________
                                       Name:______________________________
                                       Title:_____________________________



                                       WELD RACING, INC.,
                                       a Missouri corporation


                                       By:________________________________
                                       Name:______________________________
                                       Title:_____________________________

                                                                      EXHIBIT A

                                  DEFINITIONS


     1. DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings.

     "ACCOUNTS RECEIVABLE" means all selected accounts and notes receivable of Seller related to the Wrought Wheel Business as of the Closing Date which are Current Receivables (i.e., bona fide accounts receivable resulting from sales and shipments of Wrought Wheel Business products to credit worthy customers of Seller within sixty days immediately preceding the Closing Date and are not heavily concentrated accounts or contra accounts which are deemed unacceptable by Bank of America Commercial Funding Commercial Finance), Future Receivables (i.e. bona fide accounts receivable resulting from sales and shipments of Wrought Wheel Business products to customers of Seller within ninety days immediately preceding the Closing Date in which Seller agreed at the time of sales that the customer need not pay for the products for up to ninety days following the sale), or other bona fide accounts receivable.

     "APPLICABLE LAWS" means all laws and regulations of foreign, federal, state, and local governments and all agencies regulating or otherwise affecting the Wrought Wheel Business or the Acquired Assets, including, without limitation, employee health and safety, the discharge of pollutants or wastes, and employee benefit plans.

     "CONTRACT" means any (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) hospitalization insurance, or similar plan or practice, whether formal or informal; (iv) contract for the employment or compensation of any officer, individual employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $[*] relating to the Wrought Wheel Business or Acquired Assets or to mortgaging, pledging, or otherwise placing a lien on any of the Acquired Assets; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessor or lessee of, or permits any third party to hold or operate, any Acquired Assets; or (viii) other agreement material to the Wrought Wheel Business or not entered into in the ordinary course of business.

     "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements were prepared.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.


[*] Redacted Information

                                                                     EXHIBIT A


     "INDEMNIFIED PARTY" means the party which is entitled to be indemnified under this Agreement.

     "INDEMNIFYING PARTY" means the party required to indemnify under this Agreement.

     "INSIDERS" means an officer, director, or shareholder of Seller or Buyer, as the case may be, or any member of the immediate family of any such officer, director, or shareholder, or any entity in which any of such persons owns any beneficial interest, other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons.

     "LOSS" mean all costs, expenses, losses, damages, fines, penalties, liabilities, lost profits or other losses (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees).

     "REPRESENTATIVE" means any officer, director, principal, attorney, agent, employee or other representative.

     "SUBSIDIARY" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by Seller, or Buyer, as the case may be, directly or through another Subsidiary.

     "TAX" means any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation (i) income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and (ii) any premium, interest, penalties and additions in connection therewith.

                                                                     EXHIBIT B

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     1. ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Seller is duly qualified to do business and is in good standing in the states of Arizona and Delaware, the only jurisdictions where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

     2. AUTHORITY RELATIVE TO THIS AGREEMENT. Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of these transactions has been duly authorized by the Board of Directors of Seller and has been duly approved by all of the shareholders of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

     3. NO CONFLICTS. Except as set forth in the Disclosure Letter, the Seller is not subject to, or obligated under, any provision of (a) its Articles of Incorporation, Bylaws, or other organizational documents, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or permit, or (d) any Applicable Law which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

     4. NO CONSENTS. Except for the consent of the Board of Directors, Shareholders and Bank of America Commercial Funding Commercial Finance, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement.

     5. FINANCIAL STATEMENTS. Seller has provided to Buyer for the 1997 and 1998 year-end audited financial statements and the Seller's most current monthly financial statements. All of these financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended.

     6. SELLER'S SEC REPORTING. Seller files periodic reports pursuant to the Securities Exchange Act of 1934 (the "SEC REPORTS"). Since December 1996, Seller has

                                                                     EXHIBIT B

duly filed all SEC Reports required to be filed, and no such report, as of the date filed, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading. The financial statements included in such SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and present fairly the consolidated financial position, results of operation, and cash flows of Seller and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of complete footnote disclosure.

     7. COMPLIANCE WITH LAWS. Seller and its officers, directors, agents, and employees have complied with all Applicable Laws related to the Wrought Wheel Business and Acquired Assets, and no claims have been filed against Seller alleging a violation of any Applicable Law, except as set forth in the Disclosure Letter.

     8. LITIGATION. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Seller before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any effect upon Seller, the Acquired Assets, or the Wrought Wheel Business. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the Wrought Wheel Business, or to its property or employees, and Seller is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

     9.   GOOD TITLE TO AND CONDITION OF THE ACQUIRED ASSETS.

          a. The Inventory listed on SCHEDULE 1 is carried on Seller's books and records at a value determined in accordance with GAAP.

          b. Seller owns the Acquired Assets free and clear of all liens, encumbrances and security interests, except as disclosed in the Disclosure Letter, or leases such equipment under valid leases, all of which are listed in the Disclosure Letter. Seller is not in default, and no circumstances exist which could result in such default, under any of such equipment leases, nor is any other party to any of such equipment leases in default.

     10.  OTHER CONTRACTS AND COMMITMENTS.

          a. The Disclosure Letter sets forth the material terms of each Contract and identifies each Contract which is not terminable at will by Seller.

                                                                     EXHIBIT B

          b. Seller has furnished Buyer with a true and correct copy of each written Contract, and a written description of each oral Contract referred to in the Disclosure Letter, together with all amendments, waivers, or other changes thereto.

          c. Except as specifically disclosed in the Disclosure Letter: (i) no supplier has indicated that it will stop or decrease the rate of business done with Seller, except for changes in the ordinary course of the Wrought Wheel Business; (ii) Seller has performed in all material respects the obligations required to be performed by it in connection with the Contracts and Seller has not been advised of or received any claim of default under any Contract required to be disclosed hereunder; (iii) Seller has no present expectation or intention of not fully performing any obligation pursuant to any Contract; and (iv) there has been no breach and there is no anticipated breach by any other party to any Contract.

          d. Seller must disclose any pending credits due on any account for advertising allowance or co-op, volume bonus rebates, or any other type of credit or rebate.

          e. Seller must state any pricing commitments, guarantees or contracts with customers or vendors.

     11. SOLVENCY; BULK SALES. Seller is solvent and able to pay its outstanding debts as they mature. Seller will not be rendered insolvent by the transfer of the Acquired Assets pursuant to this Agreement, and the transfer of the Acquired Assets is not fraudulent to any creditor or equity interest holder of Seller. There is no state bulk sales or bulk transfer law applicable to the sale of the Acquired Assets to Buyer.

     12. TAX MATTERS. Seller has filed all federal, foreign, state, county, and local income, excise, property, sales, employment-related wages and benefits, and other tax returns which are required to be filed by it or them, as the case may be, in respect of Seller, the Wrought Wheel Business or the Acquired Assets, and all such returns are true and correct; all taxes due and payable by Seller in respect of Seller, the Wrought Wheel Business or the Acquired Assets have been paid; Seller's provisions for taxes on the most recent balance sheet and any other financial statements delivered hereunder are sufficient for all accrued and unpaid taxes as of the dates of such balance sheets; Seller has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes relating to or for periods for which returns have been filed is not expected; and Seller has not received notice of any unresolved questions or claims concerning its tax liability.

     13. BROKERS' FEES. Seller has not dealt with any broker, finder, or other person entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

                                                                      EXHIBIT C

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller each of the following:

     1. ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Missouri, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

     2. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     3. NO CONFLICTS. Buyer is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

     4. NO CONSENTS. Except for the consent of the Board of Directors and PNC Business Credit, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement

     5. COMPLIANCE WITH LAWS. Buyer and its officers, directors, agents, and employees have complied with all Applicable Laws related to Buyer's business, and no claims have been filed against Buyer alleging a violation of any Applicable Law, except as set forth in the Disclosure Letter.

     6. LITIGATION. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Buyer before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to

                                                                      EXHIBIT C

have any effect upon Buyer, the Acquired Assets, or the Wrought Wheel Business. Buyer is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the Wrought Wheel Business, or to its property or employees, and Buyer is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

     7. BUYER'S REVIEW OF SELLER AND COMPANY INFORMATION. Buyer acknowledges that it has reviewed Seller's SEC Reports, and has had an opportunity to ask questions of and to receive answers from Seller regarding these reports and the affairs and prospects of Seller in general, and desires no further information pertaining to Seller. In addition, Buyer acknowledges that it has reviewed and understands the business strategy and plans of the Company, has had an opportunity to ask questions of and to receive answers from the Company regarding its affairs and prospects, and desires no further information regarding the Company. Buyer acknowledges that an investment in Seller and especially in the Company involves a significant degree of risk, and that it is able to bear the risk of loss of these investments.

     8. FINANCIAL STATEMENTS. The audited 1997 and 1998 year-end financial statements and the Buyer's most current monthly financial statements are attached to the Disclosure Letter. All of these financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended.

     9. PARENT AND/OR SUBSIDIARIES. Except as disclosed in the Disclosure Letter, Buyer does not have, nor has it ever had, a Parent or any Subsidiaries and Buyer does not own, and has never otherwise owned, any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization, association, or entity.

     10. NO RESTRICTIONS ON BUSINESS ACTIVITIES. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Buyer is a party or otherwise binding on Buyer or its property which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Buyer, any acquisition of property (tangible or intangible) by Buyer, or the conduct of the Wrought Wheel Business.

     11. INSURANCE. The Disclosure Letter lists and briefly describes each insurance policy and fidelity bond maintained by Buyer with respect to its respective properties, assets, employees, officers, and directors and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and Buyer is not in default with respect to its obligations under any of such insurance policies. There is no claim of Buyer pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds and there has been no threatened termination of, or material premium increase with

                                                                      EXHIBIT C


respect to, any of such policies. To the best knowledge of Buyer, the insurance coverage is customary for corporations of similar size engaged in similar lines of business.

     12. AFFILIATE TRANSACTIONS. Except as set forth in the Disclosure Letter, no Insiders have any agreement with Buyer or any interest in any property (real, person, or mixed, tangible or intangible) used in or pertaining to Buyer's business.

     13. DISCLOSURE. There is no fact which has not been disclosed to Seller which materially adversely affects or could reasonably be anticipated to materially adversely affect the assets, financial condition or results of operations, customer, employee or supplier relations, business condition, prospects, or financing arrangements of Buyer.

                                                                     EXHIBIT D

                        PROCEDURE FOR INDEMNIFICATION


     1. The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining written notice of any claim as to which recovery may be sought against the Indemnifying Party.

     2. If the indemnity claim arises from the claim of a third party, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

     3. If the Indemnifying Party does not assume the defense of any such claim by a third-party or resulting litigation after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party deposits with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party will promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party within 15 days after the Indemnifying Party received noticed of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action.

     4. The Indemnifying Party will promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third-party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from or arising out of the act of a third-party.

     5. The right to indemnification hereunder will not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, such notice.

                                                                     EXHIBIT E

                                  BILL OF SALE


     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CRAGAR INDUSTRIES, INC., a Delaware corporation, ("SELLER"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to WELD RACING, INC., a Missouri corporation ("BUYER"), all right, title and interest in and to the Assets as such term is defined in the Asset Purchase Agreement dated as of _________________, 1999 by and among Buyer and Seller (the "AGREEMENT"). Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets being conveyed hereby except as specifically set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

     This Bill of Sale is being executed and delivered by Seller as of the date set forth below pursuant to the terms of the Agreement.

     Executed at ___________________________________, this _____ day of 1999.


                              CRAGAR INDUSTRIES, INC., a Delaware corporation


                              By:  _____________________________
                                   Michael Hartzmark, President


                                   E-1

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                                                                     EXHIBIT F

                           ASSUMPTION OF CONTRACTS

     Pursuant to the Agreement of Purchase and Sale of Assets, dated as of September 30, 1999 ("PURCHASE AGREEMENT"), by and among Weld Racing, Inc., a Missouri corporation ("BUYER") and Cragar Industries, Inc., a Delaware corporation ("SELLER"), for good and valuable consideration, the receipt and adequacy of which are acknowledged, Buyer does assume the Customer Orders and Vendor Orders as such terms are defined in the Purchase Agreement; PROVIDED, HOWEVER, that Buyer will assume such liabilities and obligations under the Customer Orders and Vendor Orders only to the extent such liabilities and obligations arise after the Closing Date (as defined in the Purchase Agreement). Except as expressly assumed herein, Buyer does not assume and will not in any manner be responsible for any liability, obligation, lien or encumbrance of Seller.

     Dated this ___ day of _________, 1999.

                         WELD RACING, INC., a Missouri corporation


                         By:  __________________________
                              Richard G. Weld, President


                                      F-1